Exhibit 1.1

QUÉBEC

Medium-Term Notes

TERMS AGREEMENT

July 14, 2016

Québec

Ministère des Finances

Direction générale du financement et de la gestion de la dette

12 rue Saint-Louis

Québec, Québec

Canada G1R 5L3

Re: Amended and Restated Distribution Agreement dated January 30, 2015 (the “Amended Distribution Agreement”), between Québec (the “Issuer”), and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities LLC and RBS Securities Inc.; that certain letter agreement dated July 14, 2016 (the “TD Dealer Agreement”) between the Issuer and TD Securities (USA) LLC (“TD Securities”); that certain letter agreement dated July 14, 2016 (the “HSBC Dealer Agreement”) between the Issuer and HSBC Bank plc (“HSBC”); and that certain letter agreement dated July 14, 2016 between the Issuer and JP Morgan Securities plc (“JPM”) (together with the Amended Distribution Agreement, the TD Dealer Agreement, and the HSBC Dealer Agreement, the “Distribution Agreement”).

The undersigned agrees to purchase the following principal amount of Medium-Term Notes, Series A, Floating Rate Notes Due 2019 (“Series A Notes”):

$900,000,000

Interest Rate:

Fixed Rate Note: _____

Interest Rate: _____

Floating Rate:       ✓

Interest Rate Basis: 3 Month USD LIBOR

Initial Interest Rate: 3 Month USD LIBOR plus 28 basis points as determined on July 19, 2016

Spread or Spread Multiplier, if any: +28

Interest Rate Reset Dates: January 21, April 21, July 21, and October 21 of each year, subject to adjustment in accordance with Modified Following Business Day convention

Interest Payment Dates: January 21, April 21, July 21, and October 21 of each year, subject to adjustment in accordance with Modified Following Business Day convention

Index Maturity: 3 months

Maximum Interest Rate, if any: not applicable

Minimum Interest Rate, if any: not applicable

Interest Rate Reset Period: Quarterly

Interest Payment Period: Quarterly

Interest Determination Date: 2 Business Days prior to the Interest Payment Date

Calculation Date: not applicable

Index, if any: not applicable

Maturity Date: July 21, 2019

Issue Price: 100% plus accrued interest, if any, from July 21, 2016

Dealers’ Commission: 0.05% (5 basis points) of the principal amount

Purchase Price: 99.95% plus accrued interest, if any, from July 21, 2016

Settlement Date and Time: July 21, 2016, 10 A.M.

Currency: US Dollars

Denominations: US$5,000 and integral multiples of $1,000 for higher amounts

Redemption Date(s): not applicable

Initial Redemption Percentage: not applicable

Annual Redemption Percentage Reduction (If other than 100% of principal Amount): not applicable

Optional Repayment Date(s): not applicable

Initial Repayment Percentage: not applicable

Annual Repayment Percentage Reduction (If other than 100% of Principal Amount): not applicable

Allocation of Underwriting Commitments: 25% to each of the undersigned

Exceptions, if any, to Section 3(g) of the Distribution Agreement: none

Other:

•

Listing: The Issuer agrees to use its best efforts to have the Series A Notes sold pursuant to this Terms Agreement admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange on or as soon as possible after the Settlement Date. If the Issuer determines in its reasonable opinion that it is impracticable or unduly onerous to maintain the listing of the Series A Notes on the Luxembourg Stock Exchange, then the Issuer may delist the Series A Notes from the

Luxembourg Stock Exchange. If the listing of the Series A Notes is so terminated, prior to such termination the Issuer will use its reasonable efforts to seek an alternative admission to listing, trading and/or quotation of such Series A Notes by another listing authority, securities exchange and/or quotation as it (acting reasonably) may select, provided, however, that such other listing authority, securities exchange and/or quotation is commonly used for the listing and trading of debt securities in the international bond markets. The Issuer will inform HSBC, JPM, Merrill Lynch and TD Securities of any such termination or change in listing promptly thereafter. The Issuer is not required to seek an alternative admission, listing, trading and/or quotation of the Series A Notes on any securities exchange where it would be, as determined by the Issuer in its reasonable opinion, impractical or unduly burdensome to do so.

•	Sinking Fund: The Issuer has agreed, as a term of the Series A Notes, that each year it will deposit into its sinking fund constituted by Ministerial Order no. FIN-11 dated June 12, 2012 (the “Sinking Fund”) an amount equal to at least 1% of the outstanding principal amount of the Series A Notes. The funds to be deposited in the Sinking Fund will be drawn from the Consolidated Revenue Fund of Québec. The Minister may invest money from the Sinking Fund and may dispose of or terminate such investments according to their terms. The funds in the Sinking Fund will be used for repayment at maturity.

The Series A Notes may be repaid from the proceeds deposited in the Sinking Fund. However, the Issuer is under no obligation to apply proceeds of the Sinking Fund to repay any particular series, including the Series A Notes, and there is no limitation on the amount of debt that may be designated in this manner in respect of the Sinking Fund. The Series A Notes will not be redeemable for sinking fund purposes.

•	Bail-In Authority: Notwithstanding any other term of this Terms Agreement, the Distribution Agreement, or any other agreements, arrangements, or understanding between HSBC, JPM and the Issuer, the Issuer acknowledges and accepts that a BRRD Liability arising under this Terms Agreement may be subject to the exercise of Bail-in Powers by the Relevant Resolution Authority, and acknowledges, accepts, and agrees to be bound by:
a.	the effect of the exercise of Bail-in Powers by the Relevant Resolution Authority in relation to any BRRD Liability of HSBC and JPM to the Issuer under this Terms Agreement, that (without limitation) may include and result in any of the following, or some combination thereof:
i.	the reduction of all, or a portion, of the BRRD Liability or outstanding amounts due thereon;
ii.	the conversion of all, or a portion, of the BRRD Liability into shares, other securities or other obligations of HSBC, JPM or another person (and the issue to or conferral on the Issuer of such shares, securities or obligations);
iii.	the cancellation of the BRRD Liability;

iv.	the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period; and

b.	the variation of the terms of this Terms Agreement, as deemed necessary by the Relevant Resolution Authority, to give effect to the exercise of Bail-in Powers by the Relevant Resolution Authority with respect to the BRRD Liability of HSBC and JPM.

For purposes of this Terms Agreement:

“Bail-in Legislation” means in relation to a member state of the European Economic Area which has implemented, or which at any time implements, the BRRD, the relevant implementing law, regulation, rule or requirement as described in the EU Bail-in Legislation Schedule from time to time.

“Bail-in Powers” means any Write-down and Conversion Powers as defined in the EU Bail-in Legislation Schedule, in relation to the relevant Bail-in Legislation.

“BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“BRRD Liability” means a liability in respect of which the relevant Write Down and Conversion Powers in the applicable Bail-in Legislation may be exercised.

“EU Bail-in Legislation Schedule” means the document described as such, then in effect, and published by the Loan Market Association (or any successor person) from time to time at http://www.lma.eu.com/pages.aspx?p=499.

“Relevant Resolution Authority” means the resolution authority with the ability to exercise any Bail-in Powers in relation to HSBC or JPM.

Applicable Time: 2:45 p.m., July 14, 2016

The certificates referred to in Section 6(b) of the Distribution Agreement, the opinions referred to in Section 5(a)(2) and Section 5(a)(3) and Section 6(c) of the Distribution Agreement shall be delivered to us on (and dated as of) July 21, 2016.

HSBC Bank plc

By	/s/ Stuart King
Name: Stuart King
Title: Director

J.P. Morgan Securities plc

By	/s/ Matthieu Batard
Name: Matthieu Batard
Title: Executive Director

Merrill Lynch, Pierce, Fenner & Smith Incorporated

By	/s/ Andrew Karp
Name: Andrew Karp
Title: Managing Director

TD Securities (USA) LLC

By	/s/ Bobby Lee
Name: Bobby Lee
Title: Head of US Debt & Capital Markets

Accepted:

QUÉBEC

By	/s/ Jean-Claude Lauzon
Name: Jean-Claude Lauzon
Title: Delegate General